UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2018

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio	44258

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 31, 2018, we and certain of our subsidiaries entered into an unsecured syndicated revolving credit facility (the “New Credit Facility”) with the lenders party thereto and PNC Bank, National Association, as administrative agent for the lenders. The New Credit Facility expires on October 31, 2023. The New Credit Facility provides for a five-year $1.3 billion revolving credit facility, which includes sublimits for the issuance of swingline loans, which are comparatively short-term loans used for working capital purposes, and letters of credit. The aggregate maximum principal amount of the commitments under the New Credit Facility may be expanded upon our request, subject to certain conditions, to $1.5 billion. The New Credit Facility allows for borrowings in U.S. dollars or certain other foreign currencies in an amount (on a U.S. dollar equivalent basis) of up to $1.3 billion. In addition to RPM International Inc., each of RPM Enterprises, Inc., RPM Lux Holdco S.ÀR.L., RPOW UK Limited, RPM Europe Holdco B.V., RPM Canada, Tremco illbruck Limited, RPM Canada Company, Tremco Asia Pacific PTY. Limited, RPM New Horizons Netherlands, B.V., New Ventures (UK) Limited and RPM CH, G.P. is also a borrower under the New Credit Facility. Each such additional borrower is our wholly-owned direct or indirect subsidiary (except for directors’ qualifying shares or nominal equity interests required to be held by someone other than us or our subsidiary under applicable law). The New Credit Facility contemplates that one or more of our other domestic or foreign subsidiaries may become borrowers as well. RPM International Inc. has agreed to guarantee all obligations of subsidiaries that are or become borrowers under the New Credit Facility.

The New Credit Facility is available to refinance existing indebtedness, to finance working capital and capital expenditure needs, and for general corporate purposes.

At our election, U.S. Dollar loans under the New Credit Facility will bear interest at either the base rate or the Eurodollar Rate (or in the case of swingline loans, the daily LIBOR rate), at our option, plus a spread determined by our debt rating. Foreign currency loans will bear interest at the Eurodollar rate plus a similar spread. At closing, the applicable spread for (a) base rate loans was 0.25% per annum, with possible future spreads ranging from 0.0% to 0. 750% per annum, and (b) Eurodollar rate loan was 1.25% per annum, with possible future spreads ranging from 1.000% to 1.750% per annum. In addition to interest, we are required to pay a commitment fee on the unused portion of the revolving facility at an initial rate of 0.15% per annum, which, like the interest rate spreads, is subject to adjustment thereafter based on our debt rating, with possible future rates ranging from 0.10% to 0.30% per annum.

The New Credit Facility contains customary covenants, including but not limited to, limitations on our ability, and in certain instances, our subsidiaries’ ability, to incur liens, make certain investments, or sell or transfer assets. Additionally, we may not permit (i) our consolidated interest coverage ratio to be less than 3.5 to 1.0, or (ii) our leverage ratio (defined as the ratio of total indebtedness (less unencumbered cash and cash equivalents in excess of $50 million) to consolidated EBITDA for the four most recent fiscal quarters) to exceed 3.75 to 1.0. Upon notification to the lenders, however, the maximum permitted leverage ratio can be relaxed to 4.25 to 1.0 for a one-year period in connection with certain material acquisitions.

Upon the occurrence of certain events of default, our obligations under the New Credit Facility may be accelerated. Such events of default include payment defaults to lenders under the New Credit Facility, covenant defaults, payment defaults (other than under the New Credit Facility), certain ERISA defaults, change of control and other customary defaults.

The lenders under the New Credit Facility and their affiliates have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of business, and also provide or have provided advisory and financial services to us.

The description of the New Credit Facility set forth herein is not complete and is qualified in its entirety by reference to the full text of the New Credit Facility filed as Exhibit 10.1 to this Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

As of October 31, 2018, in connection with our entry into the new credit agreement described above, we terminated our $800.0 million five-year revolving credit agreement with the lenders party thereto and PNC Bank, National Association, as administrative agent. The lenders under the prior credit agreement and their affiliates have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of business, and also provide or have provided advisory and financial services to us.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement among RPM International Inc., the other Borrowers party thereto, the Lenders party thereto and PNC Bank, National Association, as Administrative Agent, dated October 31, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.
(Registrant)

Date November 6, 2018	/s/ Edward W. Moore
Edward W. Moore Senior Vice President, General Counsel and Chief Compliance Officer